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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934.


                                     Commission File Number:  0-12926

                       Detwiler, Mitchell & Co.
      ---------------------------------------------------------
       (Exact name of registrant as specified in its charter)

    225 Franklin Street, 20th Floor, Boston MA 02110  617-451-0100
 ------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock
       ---------------------------------------------------------
       (Title of each class of securities covered by this Form)


                             None
       ----------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    X          Rule 12h-3(b)(1)(i)   X
                          -----                            -----
     Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii
                          -----                            -----
     Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
                          -----                            -----
     Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
                          -----                            -----
                                      Rule 15d-6
                                                           -----
Approximate number of holders of record as of the certification or notice date: 221

     Pursuant to the requirements of the Securities Exchange Act of 1934 Detwiler, Mitchell & Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 2, 2003                  BY: /s/James K. Mitchell
      --------------                    -------------------------

                                 Title: Chairman and Chief Executive Officer
                                        ------------------------------------